Exhibit 99.1
For Immediate Release	Contact: John Krawczynski
June 28, 2007	(860) 644-1551

GERBER SCIENTIFIC REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2007 RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported net income for the quarter ended April 30, 2007 of $5.6 million, or $0.24 per diluted share, on revenue of $155.1 million, compared with net income of $3.9 million, or $0.17 per diluted share, on revenue of $143.1 million for the fourth quarter ended April 30, 2006. Results for the fourth quarter of fiscal 2007 included a non-cash, after tax charge for stock option expense of $0.4 million, or $0.02 per diluted share associated with the fiscal 2007 adoption of SFAS 123R, "Share-Based Payment" (SFAS 123R). Included in fourth quarter of fiscal 2006 results was a non-cash, after tax charge of $0.3 million, or $0.02 per diluted share, related to the adoption of FASB Interpretation No. 47, "Accounting for Contingent Asset Retirement Obligations" (FIN 47).

For the fiscal year ended April 30, 2007, the Company reported net income of $13.5 million, or $0.58 per diluted share, on revenue of $574.8 million. For the fiscal year ended April 30, 2006, the Company reported net income of $2.6 million, or $0.12 per diluted share, on revenue of $530.4 million. Full year fiscal 2007 net income included stock option expense of $1.0 million, or $0.04 per diluted share associated with the implementation of SFAS 123R. Net income for fiscal 2006 included a $2.5 million pre-tax charge associated with the early extinguishment of the Company's former credit facility, a $2.3 million tax charge associated with the reversal of a deferred tax asset in the United Kingdom and a $0.3 million charge related to the cumulative effect of adopting FIN 47. These items cumulatively reduced prior year diluted earnings per share by $0.18.

Foreign currency translation had the effect of increasing revenue by approximately $7.3 million and $19.2 million for the fiscal 2007 fourth quarter and full year, respectively, over the fiscal 2006 comparable periods.

Gerber Scientific President and Chief Executive Officer, Marc T. Giles, commented, "Gerber reported solid results for fiscal 2007 with full year consolidated revenue up 8.4 percent as compared with fiscal 2006. Though our top line clearly benefited from favorable foreign currency translation, each operating segment reported strong organic growth. This growth was attributable to our success with new products and improved aftermarket demand, as well as increased volume within our Asian markets. Operating income increased to $23.6 million for fiscal 2007, improving by more than 30 percent from prior year. Both revenue and operating income were at the highest levels since fiscal 2000. Assuming no significant changes in the economic climate, we expect to report continued improvement in fiscal 2008, supported by new products, our Asian market base and initiatives, global expansion efforts and the impact of recent acquisitions."

For additional information, including segment and order information, please see our Annual Report on Form 10-K for the fiscal year ended April 30, 2007, to be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products, Spandex, Gerber Technology, and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2006 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates. The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law. Actual future results or events may differ materially from these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended April 30,		Year Ended April 30,
In thousands, except per share data	2007	2006	2007	2006
Revenue:
Product sales	$138,365	$127,238	$509,141	$468,355
Service sales	16,772	15,843	65,657	62,063
	155,137	143,081	574,798	530,418
Costs and Expenses:
Cost of products sold	97,814	89,617	362,215	331,920
Cost of services sold	10,287	9,913	40,209	37,982
Selling, general and administrative expenses	32,244	30,743	124,460	118,053
Research and development	6,089	6,089	24,282	24,878
Restructuring charges	---	---	---	(231)
	146,434	136,362	551,166	512,602

Operating income	8,703	6,719	23,632	17,816

Other income (expense), net	549	(232)	524	(1,669)
Loss on early extinguishment of debt	---	---	---	(2,483)
Interest expense	(817)	(663)	(3,530)	(4,481)

Income before income taxes and cumulative effect of accounting change	8,435	5,824	20,626	9,183
Income tax expense	2,870	1,541	7,118	6,199

Income before cumulative effect of accounting change	5,565	4,283	13,508	2,984
Cumulative effect of accounting change, net of tax	---	(340)	---	(340)

Net income	$ 5,565	$ 3,943	$ 13,508	$ 2,644

Earnings per share of common stock:
Basic:
Income before cumulative effect of accounting change	$ 0.24	$ 0.19	$ 0.59	$ 0.13
Cumulative effect of accounting change	---	(0.02)	---	(0.01)
Net income	$ 0.24	$ 0.17	$ 0.59	$ 0.12

Diluted:
Income before cumulative effect of accounting change	$ 0.24	$ 0.19	$ 0.58	$ 0.13
Cumulative effect of accounting change	---	(0.02)	---	(0.01)
Net income	$ 0.24	$ 0.17	$ 0.58	$ 0.12

Weighted average shares outstanding:
Basic	23,105	22,555	22,896	22,418
Diluted	23,509	22,971	23,446	22,706

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	April 30, 2007	April 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$ 8,052	$ 14,145
Accounts receivable, net	106,421	92,422
Inventories	65,299	53,794
Prepaid expenses and other current assets	15,106	16,718
Total current assets	194,878	177,079

Property, plant and equipment, net	36,982	38,529
Goodwill	54,825	51,554
Deferred income taxes	34,893	27,696
Other assets	14,384	15,622
Total assets	$335,962	$310,480

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ 1,773	$ 284
Accounts payable	48,772	53,886
Other accrued liabilities	63,208	57,248
Total current liabilities	113,753	111,418

Long-term debt	31,603	36,836
Other long-term liabilities	46,125	36,610

Shareholders' equity	144,481	125,616
Total liabilities and shareholders' equity	$335,962	$310,480